EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement is made as of February 5, 2020, and effective upon the Board of Directors approval of this Agreement (the “Effective Date”), by and between Todd Violette (the “Employee”), and APPYEA, Inc., (the “Company”) located at the address set forth below.

WITNESSETH:

WHEREAS, Company wishes to employ Employee and Employee wishes to be employed by Company, all on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. ENGAGEMENT: Subject to the provisions of this Agreement the Company agrees to engage the Employee to perform and Employee agrees to perform services, upon the terms and conditions herein specified.

2. TERM: The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until a Permanent Employment Agreement is executed. The Term of employment is subject to termination, extension, and automatic termination as set forth hereunder.

3. DUTIES AND RESPONSIBILITIES

a) Duties. Executive shall devote the substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company. Notwithstanding the foregoing, the Company acknowledges that the Executive has other business interests and ownerships as well as serving on the Boards of Directors of other companies in which the Executive is a stockholder or owner. The Company acknowledges and consents to the continuation of these ownerships and relationships, provided they do not interfere with the Executive’s duties under this Agreement.

b) Outside Interests. Nothing in this Agreement shall be deemed to prohibit Employee from managing his personal, financial and legal affairs and from making passive investments of funds in companies or enterprises. Employee may however invest funds in securities of any company if the securities of such company are listed for trading on a national stock exchange, any company listed on a foreign exchange or traded in the over-the-counter market. The Employee’s holdings in any other public therein shall represent less than Nine and Ninety-Nine tenths of a Percent (9.99%) of the total number of outstanding shares of such company.

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4. COMPENSATION: As full and complete consideration for Employee’s Services and Employee’s undertakings hereunder, and for all rights granted to Company hereunder, and subject to Employee’s full compliance with the terms and conditions of this Agreement, Company agrees to pay Employee as follows:

Base Salary, Bonuses and Benefits.

i. During the Employment Period, the Executive's base salary shall be $240,000 per annum (the “Base Salary”), such Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices and subject to withholding and other payroll taxes. The Base Salary shall be reviewed by the Board on an annual basis, in order to implement any cost of living adjustments that it deems appropriate. In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs from time to time for which senior executive employees of the Company and its Affiliates are generally eligible. The Executive shall be eligible to participate in all insurance plans available generally from time to time to executives of the Company and its Affiliates.

ii. Each year during the Employment Period, in addition to the Base Salary, the Executive shall be eligible to earn annual bonuses (each, an “Annual Bonus”), as determined by the compensation committee of the Board of Directors. The Executive shall only be eligible to receive an Annual Bonus if he remains continuously employed by the Company through December 31 of the year in which the Annual Bonus was earned. Any Annual Bonus payable to the Executive in a single cash payment. The Company will make the Annual Bonus payment by March 15th of the year following the year in which the bonus was earned.

iii. Executive shall receive 50,250,000 shares of Class A Preferred. This would make the executive the control shareholder of the company.

iv. Upon reaching profitable operations, the Company shall provide the Executive with an automobile incentive: The Company will undertake to purchase a vehicle with a payment not to exceed $1,500 per month, pay all necessary registration expenses and pay for the necessary auto-insurance.

v. During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's and its Affiliates' policies as such policies may be established and amended from time to time with respect to travel, entertainment and other business expenses, subject in all instances to the Company's requirements with respect to reporting and documentation of such expenses.

vi. During the Employment Period, the Executive shall be entitled to Four (4) weeks paid vacation during each 12-month period worked, commencing on the Closing Date. Vacation days that remain unused at the end of a calendar year may not be carried over into the next calendar year. Executive will not schedule or take vacation during the Two (2) week period surrounding the date in which a Securities and Exchange Commission (“SEC”) periodic filing is due.

b) Benefits: During the term, Employee shall be entitled to receive all benefits of employment, if any, as established and when and as he becomes eligible. The Company reserves the right to modify, suspend, or discontinue any and all benefits offered by the Company at any time without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

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c) The Fixed Compensation: if any, shall be subject to standard withholding taxes as mandated by federal, state and local authorities.

d) Key Man Life Insurance Policy: The Company is responsible for payment of Employee’s Key Man Life Insurance Policy and Directors and Management Insurance for the term of this Agreement.

e) Stock Incentive: The Employee shall also have the right to purchase up to percent of 10% common stock at the market price within twenty-four months

f) Profit Incentive: The Employee shall receive a bonus of 8% of the net profit (after of cost operations and General administrative expenses).

5. TERMINATION NOTICE TO EMPLOYEE:

a) Notwithstanding any provision of this Agreement to the contrary, the employment hereunder shall terminate on the first to occur of the following:

(i) the date of the Employee’s death;

(ii) the date on which Company or the Secured Creditors give the Employee notice of termination for Cause (as defined below) (subject to any applicable cure period);

(iii) Thirty (30) days after the Employee delivers written notice of his resignation to Company; or

(iv) the execution of a permanent employment agreement;

(v) any mutually agreed upon time.

b) Company shall have the right, in its sole discretion, to terminate the Employee for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as reasonably determined by the Board of Directors:

(i) the willful failure or refusal or the continued failure, in the reasonable judgment of the Secured Creditors, by the Employee to perform and discharge his material duties and responsibilities under this Agreement, or any breach by the Employee. If such failure, refusal or breach is not cured within Thirty (30) days of written notice to Employee, which notice specifically identifies the conduct complained of, Company may terminate employment for Cause; or

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(ii) the willful engaging by the Employee in conduct which in the opinion of the Secured Creditors is demonstrably damaging to the Company; or which violates any federal or state securities laws or regulations or causes any censure of Company; or

(iii) the conviction of the Employee (or the entering by the Employee a pleas of guilty or nolo contendere) for (i) any felony, (ii) any misdemeanor involving moral turpitude, or (iii) any crime involving Company, its property, any of Company’s subsidiaries or affiliates, or any of their respective property.

(iv) For Cause. Notwithstanding anything herein to the contrary, the material breach of this Agreement which breach is not cured within thirty (30) days following written notice of such breach. Upon termination of Employee’s employment with the Company for cause, the Company shall be under no further obligation to Employee for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof. The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

(v) Without Cause. The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount equal to six times the Executive’s monthly compensation at time of termination. The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

(vi) Termination for Good Reason. If Employee terminates his employment with the Company for Good Reason (as hereinafter defined), he shall be entitled to the severance benefits set forth in Section 5(v). For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) relocation of the Company’s executive offices more than forty miles from the current location, without Employee’s concurrence; (ii) any material breach by the Company of this Agreement; (iii) a material change in the principal line of business of the Company, without Employee’s concurrence, or (iv) any significant change in the Employee’s duties and responsibilities. The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

(d) Termination After Change of Control. If Employee’s employment with the Company is terminated (a) by the Company other than for Cause or Disability, or (b) by the Employee for Good Reason, the Company shall, in lieu of any other severance payments or benefits payable by the Company to the Employee, pay to the Employee within ten (10) business days after the Employee's Date of Termination a severance payment in an amount equal to three (3 times the sum of the Executive’s most recent annual base salary and the Executive’s most recent annual cash bonus under the Company's incentive compensation plan (if any). The Executive has 90 days to exercise any outstanding Stock Options vested but not exercised.

c) In the event the Employment is terminated because of death pursuant to Paragraph 5(a)(i) hereof, the Employee or his estate, legal representative or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid compensation, upon the date of death, without annualization and through the date of termination (collectively, the “Accrued Salary”) paid in one lump sum within Sixty (60) days from the date of death.

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d) Upon the termination of the Agreement, Employee shall immediately:

(i) return all property of the Company to the Board of Directors, or their designate, including but not limited to manuals, client lists, employee files and all Confidential Information described in Paragraph 9(b);

(ii) vacate the property of the Company;

(iii) cease and desist all contact with clients, vendors and employees of the Company; and

(iv) assist the transition of the successor as reasonably requested by the General Manager for a period of not less than Thirty (30) days.

e) Company shall have the right, in its sole discretion, to terminate the Employee who becomes disabled. Upon the permanent disability of Employee (the "Disabled Employee") as defined below, and upon written notice of such permanent disability, (the “Event”) Company and the Disabled Employee hereby agree as follows:

(i) “Disability” in this Agreement shall mean the inability of a person to perform his normal employment responsibilities for six (6) consecutive months or twelve (12) months out of any eighteen (18) month period. The Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to reasonable requests which may be made by Company from time to time. The refusal of the Employee to submit to such requests for examination will result in the presumption that the disability does exist.

(ii) In the event the Employment is terminated because of Disability the Employee shall be entitled to payment of Accrued Salary paid in one lump sum within Sixty (60) days from the end of the date of termination because of Disability.

6. TRAVEL AND EXPENSES: Company shall reimburse Employee for any necessary travel or other expenses incurred in the performance hereinabove specified provided such expenses constitute proper business deductions from taxable income for Company and are excludable from taxable income to Employee under the Internal Revenue Code and governing regulations. In addition, the Company is responsible for all other expenses Employee incurs related to APPYEA, Inc., Inc., including Employee’s cell phone, notwithstanding if such cell phone is also used for personal usage and for mileage on Employee’s personal vehicle at a rate of Fifty Cents ($0.50) per mile and for fuel costs.

1.) Airline Travel - 4 hours under and over:

a.	If the airline travel required is less than four (4) total hours, the company will purchase an economy plus class or equivalent ticket;
b.	If the airline travel required is more than four (4) total hours, the company will purchase a business class or equivalent ticket;

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2.) Hotel selection

a.	In the event the travel is for business operation of the company, the company agrees to reimburse the expense of a hotel room with either the Marriott, Marriott Courtyard, Hilton, or a Hilton Double Tree or comparable hotel,
b.	In the event the travel is for provide support to the Company for any investor presentations, merger meeting or meeting with the executive of the company, the company agrees to reimburse the expense of a hotel room with the Hyatt Grand Hyatt hotel chain or comparable hotel chain.

3.) Rental Car

a.	The Rental Car reimbursed the amount for a Premium or full-size Rental car,

4.) Meals

a.	The Meals shall be reimbursed up to a maximum of $100 a day for meals, expect when purchasing a meal for corporate purposes

7. TRADE SECRETS: Employee shall not disclose Company’s trade secrets, learned in the scope of Employee’s employment nor use them in any way prior to the Term of employment, during the Term of employment or thereafter, except as required by operation of law. For the purpose of this Agreement, “trade secrets” is defined as information not readily available to, or accessible by, the general public or the internet community.

8. RESTRICTIVE COVENANTS/PROTECTION OF CONFIDENTIALITY:

a) Restrictive Covenants. It is agreed that Employee’s services hereunder are of a special, unique and extraordinary character and are vital to the future success and viability of Company. Employee acknowledges that Employee’s compensation is partly in consideration of and conditioned upon Employee agreeing to the covenants contained in this Paragraph and that the restrictions set forth herein are a material inducement to Company’s agreement to employ Employee hereunder. Accordingly, Employee agrees that as long as Employee shall remain a Employee of Company and for a period of One (1) years thereafter, Employee will not directly or indirectly, individually, or through any other person or corporate or other business entity, except on behalf of Company:

(i) Employ, engage or solicit (or attempt to employ, engage or solicit) any person who at that time is, or at any time during the preceding One (1) year period was, in the employ of Company either as an Employee or an independent contractor, or

(ii) Solicit business from any client (as defined below) or render any services to or for any client, in each case whether or not the relationship between Company and such clients was originally established in whole or in part through Employee’s efforts; or

(iii) Attempt in any manner to persuade any client to cease or to reduce the amount of business which such client has customarily done or contemplates doing with Company.

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Employee acknowledges that because of the nature of the business engaged in by Company and the fact that Clients can be and are serviced by Company wherever located, it is impractical and unreasonable to place a geographic limitation on the above covenants and the restrictions set forth herein are reasonable and necessary to protect Company’s interest.

For the purpose of this Paragraph, the term “client” shall mean, any person or entity (A) who is then a client of Company; (B) who was a client of Company, at any time during the One (1) year period immediately preceding the Determination Date (as defined below); and (C) to whom Company had made a presentation within a period of one (1) year immediately preceding the Determination Date (i.e. prospective client); the term “Determination Date” means, as applicable, the date of termination of Employee’s employment, or if Employee’s employment shall not have terminated, the date of the prohibited conduct described in Section 5 (b).

The Company acknowledges that it wishes only to limit Employee’s right to compete only to the extent necessary to protect the Company from unfair competition. The Company further acknowledges that: (1) Employee will be able to earn a livelihood in his profession as a business coach and consultant without violating the foregoing restrictions and (2) that his ability to earn a livelihood as a business coach and consultant without violating such restrictions is a material condition to Employee’s executing this Agreement.

b) Confidentiality. Employee also agrees that, during and after the term of Employee’s employment, Employee will not disclose to any person or entity any Confidential Information or proprietary information or ideas of Company or any client, prospective client or former client of Company or directly or indirectly, individually, or through a corporation or other business entity, utilize any such Confidential Information or proprietary information or ideas for Employee’s own benefit, or for the benefit of any third party. “Confidential Information” shall be defined as any nonpublic information disclosed by one party to the other party and shall be deemed to include the following information of the respective parties, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, Employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments.

c) Injunctive Relief. Employee agrees that any breach or threatened breach of restrictions set forth in this Paragraph will result in irreparable injury to Company for which it shall have no meaningful remedy in law and Company shall be entitled to injunctive relief in order to enforce the provision thereof, without being required to post a bond or other security. In addition, Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach. If any provision of this Paragraph of this Agreement is found to be unreasonably restrictive by a court of competent jurisdiction, then such provision shall me modified by such court so as to apply such provision to the maximum extent allowed by law, without affecting the validity of any other provision of this Agreement.

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9. ARBITRATION: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration and by a neutral arbitrator to be chosen by both parties, and the parties hereby agree to be bound by the results. Such arbitration shall be held before the American Arbitration Association in accordance with their rules and procedures. Payment of arbitration fees is to be decided by the arbitrator and judgment upon the award rendered may be entered in any court possessing jurisdiction of arbitration awards.

10. BINDING AGREEMENT: This Agreement is a binding agreement between Company and Employee, inuring to the parties respective personal and legal representatives, successors and permitted transferees and assigns.

11. NOTICES: All notices shall be in writing and shall be personally delivered or sent by Certified Mail-Return Receipt Requested. All notices to Company shall be sent to APPYEA, Inc., at 777 Main Street, Suite 600, Fort Worth, TX 76102 . All notices to Employee shall be sent to the location set forth below.

Todd Violette

102 NE 2nd Street #265

Boca Raton, FL 33432

12. BREACH: No breach of this Agreement by any party shall be deemed material unless the offended party shall give written notice of such breach, and the offending party shall have failed to cure the breach within Five (5) business days after receipt of such notice, or commenced to cure with reasonable diligence if such breach is not capable of being fully cured within Five (5) days.

13. COUNTERPARTS/FACSIMILE: This Agreement may be executed in counterparts, each one of which will be deemed to be an original, and it may be executed and delivered by facsimile transmission.

14. SEVERABILITY: If, for any reason any provision of this Agreement is held invalid, the other provisions of this Agreement will remain in effect.

15. ASSIGNMENT: Employee acknowledges that the services to be rendered are unique and personal. Accordingly, the Employee may not assign any of these rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

16. ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between Employee and Company with respect to the subject matter and supersedes any and all prior understandings, written or oral. Further, no amendments or additions to this Agreement shall be binding unless in writing and signed by the party to be charged. This Agreement shall be construed, interpreted and enforced under and in accordance with the laws of the State of Texas.

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 IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth in the introduction hereto.

EMPLOYEE:		APPYEA, INC.

By:	/s/ Todd Violette	By:	/s/ Doug O McKinnon

Todd Violette		Name:	Douglas O. McKinnon

Address:		Title:	CEO

102 NE 2nd Street #265, Boca Raton, FL 33432

Date: Feb 5, 2020		Date: 02/05/2020

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